UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                       Ligand Pharmaceuticals Incorporated
                                (Name of Issuer)

                        Common Stock, par value $.001 per
                                      share
                         (Title of Class of Securities)

                               CUSIP No. 53220K207
                                 (CUSIP Number)

                                Thomas F. Steyer
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 April 17, 1998
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of that Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 31 Pages

                                  SCHEDULE 13D
===============================
 CUSIP No. 53220K207
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Farallon Capital Partners, L.P.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*          (a) [   ]

                                                                    (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         WC, OO
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                    [   ]

---------======================================================================
   6     Citizenship or Place of Organization

         California
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         577,694
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      577,694
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         577,694
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                   [   ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         1.5 %
---------======================================================================
   14    Type of Reporting Person*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 31 Pages

                                  SCHEDULE 13D
===============================
 CUSIP No. 53220K207
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Farallon Capital Institutional Partners, L.P.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*          (a) [   ]

                                                                    (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         WC
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                    [   ]

---------======================================================================
   6     Citizenship or Place of Organization

         California
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         694,982
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      694,982
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         694,982
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                   [   ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         1.8%
---------======================================================================
   14    Type of Reporting Person*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 31 Pages

                                  SCHEDULE 13D
===============================
 CUSIP No. 53220K207
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Farallon Capital Institutional Partners II, L.P.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*          (a) [   ]

                                                                    (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         WC
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                    [   ]

---------======================================================================
   6     Citizenship or Place of Organization

         California
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         190,534
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      190,534
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         190,534
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                   [   ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.5%
---------======================================================================
   14    Type of Reporting Person*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 31 Pages

                                  SCHEDULE 13D
===============================
 CUSIP No. 53220K207
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Farallon Capital Institutional Partners III, L.P.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*          (a) [   ]

                                                                    (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         WC
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                    [   ]

---------======================================================================
   6     Citizenship or Place of Organization

         Delaware
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         42,400
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      42,400
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         42,400
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                   [   ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.1%
---------======================================================================
   14    Type of Reporting Person*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 31 Pages

                                  SCHEDULE 13D
===============================
 CUSIP No. 53220K207
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Tinicum Partners, L.P.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*          (a) [   ]

                                                                    (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         WC, OO
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                    [   ]

---------======================================================================
   6     Citizenship or Place of Organization

         New York
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         101,980
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      101,980
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         101,980
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                   [   ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.3%
---------======================================================================
   14    Type of Reporting Person*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 31 Pages

                                  SCHEDULE 13D
===============================
 CUSIP No. 53220K207
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Farallon Capital Management, L.L.C.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*          (a) [   ]

                                                                    (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         OO
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                    [   ]

---------======================================================================
   6     Citizenship or Place of Organization

         Delaware
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         328,110
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      328,110
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         328,110
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                   [   ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.8%
---------======================================================================
   14    Type of Reporting Person*

         IA, OO
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 31 Pages

                                  SCHEDULE 13D
===============================
 CUSIP No. 53220K207
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Farallon Partners, L.L.C.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*          (a) [   ]

                                                                    (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                    [   ]

---------======================================================================
   6     Citizenship or Place of Organization

         Delaware
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         1,607,590
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      1,607,590
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,607,590
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                   [   ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         4.0%
---------======================================================================
   14    Type of Reporting Person*

         OO
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 31 Pages

                                  SCHEDULE 13D
===============================
 CUSIP No. 53220K207
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Enrique H. Boilini
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*          (a) [   ]

                                                                    (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, OO
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                    [   ]

---------======================================================================
   6     Citizenship or Place of Organization

         Argentina
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         1,935,700
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      1,935,700
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,935,700
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                   [   ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         4.8 %
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 31 Pages

                                  SCHEDULE 13D
===============================
 CUSIP No. 53220K207
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         David I. Cohen
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*          (a) [   ]

                                                                    (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, OO
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                    [   ]

---------======================================================================
   6     Citizenship or Place of Organization

         South Africa
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         1,935,700
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      1,935,700
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,935,700
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                   [   ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         4.8 %
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 10 of 31 Pages

                                  SCHEDULE 13D
===============================
 CUSIP No. 53220K207
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Joseph F. Downes
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*          (a) [   ]

                                                                    (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, OO
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                    [   ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         1,935,700
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      1,935,700
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,935,700
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                   [   ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         4.8 %
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 11 of 31 Pages

                                  SCHEDULE 13D
===============================
 CUSIP No. 53220K207
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Fleur E. Fairman
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*          (a) [   ]

                                                                    (b) [ X ]
---------======================================================================
   3     SEC Use Only


---------======================================================================
   4     Source of Funds*

         AF
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                    [   ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         1,607,590
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      1,607,590
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,607,590
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                   [   ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         4.0 %
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 12 of 31 Pages

                                  SCHEDULE 13D
===============================
 CUSIP No. 53220K207
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Jason M. Fish
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*          (a) [   ]

                                                                    (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, OO
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                    [   ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         1,935,700
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      1,935,700
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,935,700
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                   [   ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         4.8 %
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 13 of 31 Pages

                                  SCHEDULE 13D
===============================
 CUSIP No. 53220K207
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Andrew B. Fremder
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*          (a) [   ]

                                                                    (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, 00
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                    [   ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         1,935,700
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      1,935,700
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,935,700
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                   [   ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         4.8 %
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 14 of 31 Pages

                                  SCHEDULE 13D
===============================
 CUSIP No. 53220K207
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         William F. Mellin
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*          (a) [   ]

                                                                    (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, OO
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                    [   ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         1,935,700
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      1,935,700
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,935,700
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                   [   ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         4.8 %
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 15 of 31 Pages

                                  SCHEDULE 13D
===============================
 CUSIP No. 53220K207
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Stephen L. Millham
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*          (a) [   ]

                                                                    (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, OO
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                    [   ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         1,935,700
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      1,935,700
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,935,700
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                   [   ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         4.8 %
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 16 of 31 Pages

                                  SCHEDULE 13D
===============================
 CUSIP No. 53220K207
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Meridee A. Moore
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*          (a) [   ]

                                                                    (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, OO
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                    [   ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         1,935,700
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      1,935,700
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,935,700
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                   [   ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         4.8 %
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 17 of 31 Pages

                                  SCHEDULE 13D
===============================
 CUSIP No. 53220K207
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Thomas F. Steyer
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*          (a) [   ]

                                                                    (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, OO
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                    [   ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         1,935,700
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      1,935,700
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,935,700
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                   [   ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         4.8 %
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 18 of 31 Pages

      This Amendment No. 2 to Schedule 13D amends the Schedule 13D initially filed on April 15, 1997 (collectively, with all amendments thereto, the "Schedule 13D"). This amendment is being filed to report that the Reporting Persons (as defined below) may no longer be deemed to be the beneficial owners of five percent of more of the outstanding shares of Common Stock of Ligand Pharmaceuticals Incorporated. See Item 1 and Item 5 below for further related information.

Item 1. Security and Issuer.

      Item 1 of the Schedule 13D is amended and restated in its entirety as follows:

      This statement relates to Shares of Common Stock, par value $.001 per share (the "Shares"), of Ligand Pharmaceuticals Incorporated (the "Company"). The Reporting Persons do not directly own any Shares. The Reporting Persons, however, may be deemed to be the beneficial owner of certain Shares through their ownership of warrants issued by the Company (the "Warrants"), each Warrant being exercisable for one Share. Unless otherwise noted, all information reported herein with regard to the Reporting Persons' Share ownership is derived solely from such persons' ownership of Warrants. The Company's principal offices are located at 9393 Towne Center Drive, San Diego, California 92121.

Item 2. Identity and Background.

      The Footnote to Item 2 of the Schedule 13D is amended and restated in its entirety as follows:

      1. Of the Shares reported by FCMLLC on behalf of the Managed Accounts, The Absolute Return Fund of The Common Fund, a non-profit corporation whose principal address is 450 Post Road East, Westport, Connecticut 06881, holds 59,380 Shares (equal to 0.15% of the total Shares currently outstanding assuming exercise of the Warrants held by the Absolute Return Fund of the Common Fund.)

Item 5.  Interest in Securities of the Issuer.

      Item 5 of the Schedule 13D is amended and restated in its entirety as follows:

            A. Farallon Capital Partners, L.P.

                               Page 19 of 31 Pages

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCP is incorporated herein by reference. The percentage amount set forth in Row 13 of such cover page is calculated based upon a total of 39,207,779 Shares outstanding (such figure is the sum of (i) the 38,630,085 Shares outstanding as of March 27, 1998, as reported by the Company in its Schedule 14-A Proxy Statement filed by the Company with the Securities and Exchange Commission on April 17, 1998, and (ii) the 577,694 Shares of which the Reporting Person may be deemed to be the beneficial owner through its ownership of Warrants).

            (c) There have been no transactions in the Shares or in the Warrants (and corresponding Shares) in the past 60 days.

            (d) FPLLC as General Partner has the power to direct the affairs of FCP, including the disposition of the proceeds of the sale of the Warrants and/or Shares. Steyer is the senior managing member of FPLLC, and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

            (e) On or prior to March 27, 1998, the Reporting Person may no longer be deemed the beneficial owner of more than five percent of the Shares (or Warrants and corresponding Shares).

      B. Farallon Capital Institutional Partners, L.P.

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCIP is incorporated herein by reference. The percentage amount set forth in Row 13 of such cover page is calculated based upon a total of 39,325,067 Shares outstanding (such figure is the sum of (i) the 38,630,085 Shares outstanding as of March 27, 1998, as reported by the Company in its Schedule 14-A Proxy Statement filed by the Company with the Securities and Exchange Commission on April 17, 1998, and (ii) the 694,982 Shares of which the Reporting Person may be deemed to be the beneficial owner through its ownership of Warrants).

            (c) There have been no transactions in the Shares or in the Warrants (and corresponding Shares) in the past 60 days.

            (d) FPLLC as General Partner has the power to direct the affairs of FCIP, including the disposition of the proceeds of the sale of the Warrants and/or Shares. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

                               Page 20 of 31 Pages

            (e) On or prior to March 27, 1998, the Reporting Person may no longer be deemed the beneficial owner of more than five percent of the Shares (or Warrants and corresponding Shares).

      C. Farallon Capital Institutional Partners II, L.P.

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCIP II is incorporated herein by reference. The percentage amount set forth in Row 13 of such cover page is calculated based upon a total of 38,820,619 Shares outstanding (such figure is the sum of (i) the 38,630,085 Shares outstanding as of March 27, 1998, as reported by the Company in its Schedule 14-A Proxy Statement filed by the Company with the Securities and Exchange Commission on April 17, 1998, and (ii) the 190,534 Shares of which the Reporting Person may be deemed to be the beneficial owner through its ownership of Warrants).

            (c) There have been no transactions in the Shares or in the Warrants (and corresponding Shares) in the past 60 days.

            (d) FPLLC as General Partner has the power to direct the affairs of FCIP II, including the disposition of the proceeds of the sale of the Warrants and/or Shares. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

            (e) On or prior to March 27, 1998, the Reporting Person may no longer be deemed the beneficial owner of more than five percent of the Shares (or Warrants and corresponding Shares).

      D. Farallon Capital Institutional Partners III, L.P.

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCIP III is incorporated herein by reference. The percentage amount set forth in Row 13 of such cover page is calculated based upon a total of 38,672,485 Shares outstanding (such figure is the sum of (i) the 38,630,085 Shares outstanding as of March 27, 1998, as reported by the Company in its Schedule 14-A Proxy Statement filed by the Company with the Securities and Exchange Commission on April 17, 1998, and (ii) the 42,400 Shares of which the Reporting Person may be deemed to be the beneficial owner through its ownership of Warrants).

            (c) There have been no transactions in the Shares or in the Warrants (and corresponding Shares) in the past 60 days.

                               Page 21 of 31 Pages

            (d) FPLLC as General Partner has the power to direct the affairs of FCIP III, including the disposition of the proceeds of the sale of the Warrants and/or Shares. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

            (e) On or prior to March 27, 1998, the Reporting Person may no longer be deemed the beneficial owner of more than five percent of the Shares (or Warrants and corresponding Shares).

      E. Tinicum Partners, L.P.

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Tinicum is incorporated herein by reference. The percentage amount set forth in Row 13 of such cover page is calculated based upon a total of 38,732,065 Shares outstanding (such figure is the sum of (i) the 38,630,085 Shares outstanding as of March 27, 1998, as reported by the Company in its Schedule 14-A Proxy Statement filed by the Company with the Securities and Exchange Commission on April 17, 1998, and (ii) the 101,980 Shares of which the Reporting Person may be deemed to be the beneficial owner through its ownership of Warrants).

            (c) There have been no transactions in the Shares or in the Warrants (and corresponding Shares) in the past 60 days.

            (d) FPLLC as General Partner has the power to direct the affairs of Tinicum, including the disposition of the proceeds of the sale of the Warrants and/or Shares. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

            (e) On or prior to March 27, 1998, the Reporting Person may no longer be deemed the beneficial owner of more than five percent of the Shares (or Warrants and corresponding Shares).

      F. Farallon Capital Management, L.L.C.

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCMLLC is incorporated herein by reference. The percentage amount set forth in Row 13 of such cover page is calculated based upon a total of 38,958,195 Shares outstanding (such figure is the sum of (i) the 38,630,085 Shares outstanding as of March 27, 1998, as reported by the Company in its Schedule 14-A Proxy Statement filed by the Company with the Securities and Exchange Commission on April 17, 1998, and (ii) the 328,110 Shares of which

                               Page 22 of 31 Pages
                  the Reporting Person may be deemed to be the beneficial owner through its deemed beneficial ownership of Warrants).

            (c) There have been no transactions in the Shares or in the Warrants (and corresponding Shares) in the past 60 days.

            (d) FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Warrants and/or Shares held by the Managed Accounts. Steyer is the senior managing member of FCMLLC and Boilini, Cohen, Downes, Fish, Fremder, Mellin, Millham and Moore are managing members of FCMLLC.

            (e) On or prior to March 27, 1998, the Reporting Person may no longer be deemed the beneficial owner of more than five percent of the Shares (or Warrants and corresponding Shares).

      G. Farallon Partners, L.L.C.

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FPLLC is incorporated herein by reference. The percentage amount set forth in Row 13 of such cover page is calculated based upon a total of 40,237,675 Shares outstanding (such figure is the sum of (i) the 38,630,085 Shares outstanding as of March 27, 1998, as reported by the Company in its Schedule 14-A Proxy Statement filed by the Company with the Securities and Exchange Commission on April 17, 1998, and (ii) the 1,607,590 Shares of which the Reporting Person may be deemed to be the beneficial owner through its deemed beneficial ownership of Warrants).

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Warrants and/or Shares. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and
                  Moore are managing members of FPLLC.

            (e) On or prior to March 27, 1998, the Reporting Person may no longer be deemed the beneficial owner of more than five percent of the Shares (or Warrants and corresponding Shares).

            H. Enrique H. Boilini

                               Page 23 of 31 Pages

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Boilini is incorporated herein by reference. The percentage amount set forth in Row 13 of such cover page is calculated based upon a total of 40,565,785 Shares outstanding (such figure is the sum of (i) the 38,630,085 Shares outstanding as of March 27, 1998, as reported by the Company in its Schedule 14-A Proxy Statement filed by the Company with the Securities and Exchange Commission on April 17, 1998, and (ii) the 1,935,700 Shares of which the Reporting Person may be deemed to be the beneficial owner through its deemed beneficial ownership of Warrants).

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Warrants and/or Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Warrants and/or Shares held by the Managed Accounts. Boilini is a managing member of FCMLLC and FPLLC.

            (e) On or prior to March 27, 1998, the Reporting Person may no longer be deemed the beneficial owner of more than five percent of the Shares (or Warrants and corresponding Shares).

      I. David I. Cohen

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Cohen is incorporated herein by reference. The percentage amount set forth in Row 13 of such cover page is calculated based upon a total of 40,565,785 Shares outstanding (such figure is the sum of (i) the 38,630,085 Shares outstanding as of March 27, 1998, as reported by the Company in its Schedule 14-A Proxy Statement filed by the Company with the Securities and Exchange Commission on April 17, 1998, and (ii) the 1,935,700 Shares of which the Reporting Person may be deemed to be the beneficial owner through its deemed beneficial ownership of Warrants).

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Warrants and/or Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Warrants and/or Shares held by the Managed Accounts. Cohen is a managing member of FCMLLC and FPLLC.

                               Page 24 of 31 Pages

            (e) On or prior to March 27, 1998, the Reporting Person may no longer be deemed the beneficial owner of more than five percent of the Shares (or Warrants and corresponding Shares).

      J. Joseph F. Downes

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Downes is incorporated herein by reference. The percentage amount set forth in Row 13 of such cover page is calculated based upon a total of 40,565,785 Shares outstanding (such figure is the sum of (i) the 38,630,085 Shares outstanding as of March 27, 1998, as reported by the Company in its Schedule 14-A Proxy Statement filed by the Company with the Securities and Exchange Commission on April 17, 1998, and (ii) the 1,935,700 Shares of which the Reporting Person may be deemed to be the beneficial owner through its deemed beneficial ownership of Warrants).

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Warrants and/or Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Warrants and/or Shares held by the Managed Accounts. Downes is a managing member of FCMLLC and FPLLC.

            (e) On or prior to March 27, 1998, the Reporting Person may no longer be deemed the beneficial owner of more than five percent of the Shares (or Warrants and corresponding Shares).

      K. Fleur E. Fairman

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Fairman is incorporated herein by reference. The percentage amount set forth in Row 13 of such cover page is calculated based upon a total of 40,237,675 Shares outstanding (such figure is the sum of (i) the 38,630,085 Shares outstanding as of March 27, 1998, as reported by the Company in its Schedule 14-A Proxy Statement filed by the Company with the Securities and Exchange Commission on April 17, 1998, and (ii) the 1,607,590 Shares of which the Reporting Person may be deemed to be the beneficial owner through its deemed beneficial ownership of Warrants).

            (c)   None.

                               Page 25 of 31 Pages

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Warrants and/or Shares. Fairman is a managing member of FPLLC.

            (e) On or prior to March 27, 1998, the Reporting Person may no longer be deemed the beneficial owner of more than five percent of the Shares (or Warrants and corresponding Shares).

      L. Jason M. Fish

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Fish is incorporated herein by reference. The percentage amount set forth in Row 13 of such cover page is calculated based upon a total of 40,565,785 Shares outstanding (such figure is the sum of (i) the 38,630,085 Shares outstanding as of March 27, 1998, as reported by the Company in its Schedule 14-A Proxy Statement filed by the Company with the Securities and Exchange Commission on April 17, 1998, and (ii) the 1,935,700 Shares of which the Reporting Person may be deemed to be the beneficial owner through its deemed beneficial ownership of Warrants).

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Warrants and/or Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Warrants and/or Shares held by the Managed Accounts. Fish is a managing member of FCMLLC and FPLLC.

            (e) On or prior to March 27, 1998, the Reporting Person may no longer be deemed the beneficial owner of more than five percent of the Shares (or Warrants and corresponding Shares).

      M. Andrew B. Fremder

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Fremder is incorporated herein by reference. The percentage amount set forth in Row 13 of such cover page is calculated based upon a total of 40,565,785 Shares outstanding (such figure is the sum of (i) the 38,630,085 Shares outstanding as of March 27, 1998, as reported by the Company in its Schedule 14-A Proxy Statement filed by the Company with the Securities and Exchange Commission on April 17, 1998, and (ii) the 1,935,700 Shares of which the Reporting Person may be deemed to be the beneficial owner through its deemed beneficial ownership of Warrants).

                               Page 26 of 31 Pages

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Warrants and/or Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Warrants and/or Shares held by the Managed Accounts. Fremder is a managing member of FCMLLC and FPLLC.

            (e) On or prior to March 27, 1998, the Reporting Person may no longer be deemed the beneficial owner of more than five percent of the Shares (or Warrants and corresponding Shares).

      N. William F. Mellin

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Mellin is incorporated herein by reference. The percentage amount set forth in Row 13 of such cover page is calculated based upon a total of 40,565,785 Shares outstanding (such figure is the sum of (i) the 38,630,085 Shares outstanding as of March 27, 1998, as reported by the Company in its Schedule 14-A Proxy Statement filed by the Company with the Securities and Exchange Commission on April 17, 1998, and (ii) the 1,935,700 Shares of which the Reporting Person may be deemed to be the beneficial owner through its deemed beneficial ownership of Warrants).

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Warrants and/or Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Warrants and/or Shares held by the Managed Accounts. Mellin is a managing member of FCMLLC and FPLLC.

            (e) On or prior to March 27, 1998, the Reporting Person may no longer be deemed the beneficial owner of more than five percent of the Shares (or Warrants and corresponding Shares).

      O. Stephen L. Millham

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Millham is incorporated herein by reference. The percentage amount set forth in Row 13 of such cover page is calculated based upon a total of 40,565,785 Shares outstanding (such figure is the sum of (i) the 38,630,085 Shares outstanding as of March 27, 1998, as reported by the Company in its Schedule 14-A Proxy

                               Page 27 of 31 Pages

                  Statement filed by the Company with the Securities and Exchange Commission on April 17, 1998, and (ii) the 1,935,700 Shares of which the Reporting Person may be deemed to be the beneficial owner through its deemed beneficial ownership of Warrants).

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Warrants and/or Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Warrants and/or Shares held by the Managed Accounts. Millham is a managing member of FCMLLC and FPLLC.

            (e) On or prior to March 27, 1998, the Reporting Person may no longer be deemed the beneficial owner of more than five percent of the Shares (or Warrants and corresponding Shares).

      P. Meridee A. Moore

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Moore is incorporated herein by reference. The percentage amount set forth in Row 13 of such cover page is calculated based upon a total of 40,565,785 Shares outstanding (such figure is the sum of (i) the 38,630,085 Shares outstanding as of March 27, 1998, as reported by the Company in its Schedule 14-A Proxy Statement filed by the Company with the Securities and Exchange Commission on April 17, 1998, and (ii) the 1,935,700 Shares of which the Reporting Person may be deemed to be the beneficial owner through its deemed beneficial ownership of Warrants).

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Warrants and/or Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Warrants and/or Shares held by the Managed Accounts. Moore is a managing member of FCMLLC and FPLLC.

            (e) On or prior to March 27, 1998, the Reporting Person may no longer be deemed the beneficial owner of more than five percent of the Shares (or Warrants and corresponding Shares).

                               Page 28 of 31 Pages

      Q. Thomas F. Steyer

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Steyer is incorporated herein by reference. The percentage amount set forth in Row 13 of such cover page is calculated based upon a total of 40,565,785 Shares outstanding (such figure is the sum of (i) the 38,630,085 Shares outstanding as of March 27, 1998, as reported by the Company in its Schedule 14-A Proxy Statement filed by the Company with the Securities and Exchange Commission on April 17, 1998, and (ii) the 1,935,700 Shares of which the Reporting Person may be deemed to be the beneficial owner through its deemed beneficial ownership of Warrants).

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Warrants and/or Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Warrants and/or Shares held by the Managed Accounts. Steyer is the senior managing member of FCMLLC and FPLLC.

            (e) On or prior to March 27, 1998, the Reporting Person may no longer be deemed the beneficial owner of more than five percent of the Shares (or Warrants and corresponding Shares).

      The Shares reported hereby for the Partnerships and FCMLLC on behalf of the Managed Accounts are related to Warrants owned directly by such entities. Each of Boilini, Cohen, Downes, Fish, Fremder, Mellin, Millham, Moore and Steyer may be deemed, as managing members of FPLLC and FCMLLC, to be the beneficial owner of all such Warrants and the Shares related to such Warrants. Each of FPLLC and Fairman, as a managing member of FPLLC, may be deemed to be the beneficial owner of all such Warrants owned by the Partnerships and the Shares related thereto. FCMLLC may be deemed to be the beneficial owner of all such Warrants owned by the Managed Accounts and the Shares related thereto. Each of FCMLLC, FPLLC, Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham, Moore and Steyer hereby disclaim any beneficial ownership of any such Warrants and any such related Shares.

Item 6.  Contracts, Arrangements, Understandings or
         Relationships with Respect to Securities of the Issuer.

      Item 6 of the Schedule 13D is amended and restated in its entirety as follows:

      The Reporting Persons have entered into certain short sale arrangements pursuant to which the Reporting Persons have borrowed, in aggregate, 389,502 Shares which they sold. Pursuant to such arrangement, the Reporting Persons are obligated to deliver Shares if demand for such Shares

                               Page 29 of 31 Pages
is made. Except as described above, there are no contracts, arrangements, understandings or relationships (legal or otherwise) among the Reporting Persons or between such persons and any other person with respect to any securities of the Company, including but not limited to transfer or voting of any securities of the Company, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, divisions of profits or loss, or the giving or withholding of proxies.

                               Page 30 of 31 Pages

                                   SIGNATURES


      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: April 23, 1998

                           /s/ Thomas F. Steyer
                           ----------------------------------------
                           FARALLON PARTNERS, L.L.C.,
                           on its own behalf and as General Partner of
                           FARALLON CAPITAL PARTNERS, L.P.,
                           FARALLON CAPITAL INSTITUTIONAL
                           PARTNERS, L.P., FARALLON CAPITAL
                           INSTITUTIONAL PARTNERS II, L.P.,
                           FARALLON CAPITAL INSTITUTIONAL
                           PARTNERS III, L.P. and TINICUM PARTNERS, L.P. by Thomas F. Steyer,
                           Senior Managing Member


                           /s/ Thomas F. Steyer
                           ----------------------------------------
                           FARALLON CAPITAL MANAGEMENT, L.L.C.
                           By Thomas F. Steyer,
                           Senior Managing Member


                           /s/ Thomas F. Steyer
                           ----------------------------------------
                           Thomas F. Steyer, individually and as
                           attorney-in-fact for each of Enrique H.
                           Boilini, David I. Cohen, Joseph F. Downes,
                           Fleur E. Fairman, Jason M. Fish, Andrew B.
                           Fremder, William F. Mellin, Stephen L.
                           Millham, and Meridee A. Moore.


      The Powers of Attorney, each executed by Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham, and Moore authorizing Steyer to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the SEC on September 26, 1997, by such Reporting Persons with respect to the Common Stock of Sphere Drake Holdings Limited, are hereby incorporated by reference.

                               Page 31 of 31 Pages